EXHIBIT 21

NU HORIZONS ELECTRONICS CORP & SUBSIDIARIES
Organizational (Legal Entity) Structure
As of February 28, 2007

1.	Nu Horizons Electronics Corp., a Delaware corporation

a.	Wholly Owned Subsidiaries

i.	NIC Components Corp (“NIC”), a New York corporation

ii.	Nu Horizons International Corp. (“International”), a New York corporation

iii.	NUHC Inc. (“NUC”), a Canada corporation

iv.	Nu Horizons Asia PTE LTD (“NUA”), a Singapore corporation

1.	Nu Horizons Electronics Pty Ltd (“NUZ”), an Australian corporation

2.	Nu Horizons Electronics Asia Pte Ltd, Korea Branch (“NUK”), a Korean corporation

v.	Nu Horizons Electronics Hong Kong Ltd (“NUHK”) (10% owned by NUA), a Hong Kong corporation

1.	Nu Horizons Electronics (Shanghai) Co Ltd. (“NUS”), a Chinese corporation

vi.	Nu Horizons Europe Limited (“NUE”), a UK corporation

1.	DT Electronics Limited (“DT”), a UK corporation

vii.	Titan Supply Chain Services Corp. (“Titan”), a New York corporation

viii.	Titan Supply Chain Services PTE LTD (“TSC”), a Singapore corporation

ix.	Titan Supply Chain Services Limited (“TSE”), a UK corporation

x.	NUV Inc. (“NUV”), a New York corporation

xi.	Razor Electronics (“RAZ”), a New York corporation

xii.	Nu Exchange (“NUX”), a New York corporation

b.	Majority Owned Subsidiaries

i.	NIC Components Europe Limited (“NIE”), a UK corporation

ii.	NIC Components Asia PTE LTD (“NIA”), a Singapore corporation